Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of W. P. Carey & Co. LLC of (i) our report dated February 29, 2012, except with respect to our opinion insofar as it relates to the effects of discontinued operations as discussed in Notes 2, 6, 8, 10, 15, 16, 17 and 19 as to which the date is June 6, 2012, relating to the financial statements and financial statement schedule of W.P. Carey & Co. LLC; and (ii) our report dated February 29, 2012 relating to the financial statements and financial statement schedules of Corporate Property Associates 16 – Global Incorporated; and (iii) our report dated March 5, 2012, except with respect to our opinion insofar as it relates to the effects of discontinued operations as discussed in Notes 2, 8, 13, 15, 16 and 18 as to which the date is June 6, 2012, related to the financial statements and financial statement schedule of Corporate Property Associates 15 Incorporated, all of which are included in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 6, 2012